Exhibit 8.1

February 12, 2019

Byline Bancorp, Inc.

180 North LaSalle Street, Suite 300

Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel to Byline Bancorp, Inc., a Delaware corporation (“Byline”), in connection with the planned merger pursuant to the Agreement and Plan of Merger, dated as of October 17, 2018 (the “Merger Agreement”), by and between Byline, Oak Park River Forest Bankshares, Inc., a Delaware corporation (“OPRF”). Pursuant to the terms of the Merger Agreement, OPRF will merge with and into Byline, with Byline continuing as the surviving corporation (the “Merger”). The Merger is described in the proxy statement/prospectus and other proxy solicitation materials of OPRF constituting a part thereof (“Proxy Statement/Prospectus”), which is included in the registration statement filed on or about the date hereof on Form S-4 by Byline (the “Registration Statement”) in connection with the Merger. Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement. In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from Byline and OPRF to us both dated as of the date hereof (the “Representation Letters”). In rendering this opinion, we have also assumed that (i) the representations made in the Representation Letters are, and will be as of the Effective Time, true and complete, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) the

Representation Letters have been executed by appropriate and authorized officers of Byline and OPRF.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, which may change prior to the effective date of the Merger, that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above.  Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform Byline or OPRF of any such change or inaccuracy that may occur or come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP